EXHIBIT 10.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is effective as of August 10, 2020 (the “Effective Date”) and is by and among Contran Corporation, a Delaware corporation (“Contran”), Dixie Rice Agricultural L.L.C., a Louisiana limited liability company (“Dixie Rice”), and Valhi, Inc., a Delaware corporation (“Valhi”).

Background

WHEREAS, Dixie Rice is a wholly-owned subsidiary of Contran, and Dixie Rice owns approximately 92% of Valhi’s outstanding common stock.

 WHEREAS, Contran owns all 5,000 of the authorized, issued and outstanding shares (the “Shares”) of 6% Series A Preferred Stock, par value $.01 per share, of Valhi.

WHEREAS, Contran desires to transfer and assign the Shares to Dixie Rice as a capital contribution to Dixie Rice for no consideration by Dixie Rice and without issuance of additional securities by Dixie Rice, and Dixie Rice is willing to accept such capital contribution from Contran.

WHEREAS, immediately following the contribution of the Shares to Dixie Rice, Dixie Rice desires to transfer and assign the Shares to Valhi as a capital contribution to Valhi, for no consideration by Valhi and without issuance of additional securities by Valhi, and Valhi is willing to accept such capital contribution from Dixie Rice.

Agreement

Now, therefore, in consideration of the premises and the mutual promises, representations, warranties and covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Contribution by Contran.  Contran hereby transfers and assigns to Dixie Rice, as a capital contribution, for no additional consideration, the Shares, and Dixie Rice accepts such contribution.

2. Contribution by Dixie Rice.  Immediately following the actions in Section 1 above, Dixie Rice hereby transfers and assigns to Valhi, as a capital contribution, for no additional consideration, the Shares, and Valhi accepts such contribution.

3. Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that may refer the same to another jurisdiction. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Neither this Agreement nor any term hereof may be waived, changed, discharged or terminated other than by an agreement in writing signed by the parties hereto. This Agreement shall not create or confer any rights in or to any persons or entities other than the parties hereto or their successors or permitted assigns. This Agreement may not be assigned without the written consent of the other party hereto. The parties have executed this Agreement, through their respective duly authorized officers or agents, as of the date first written above.

The parties have executed this Agreement, through their respective duly authorized officers or agents, as of the date first written above.

CONTRAN CORPORATION

By:/s/ Kelly D. Luttmer
Kelly D. Luttmer
Executive Vice President

DIXIE RICE AGRICULTURAL, L.L.C.

By:/s/ Bryan A. Hanley
Bryan A. Hanley
Vice President

VALHI, INC.

By:/s/ James W. Brown
James W. Brown
Executive Vice President